Exhibit 99.1

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

August 15, 2013

Estimated Share Valuation

Summary

•                  On August 7, 2013, the board of directors of Behringer Harvard Opportunity REIT II, Inc. (the REIT) established an initial estimated per-share valuation for common stock of $10.09, based on a recommendation of the REIT’s advisor and in consultation with Duff & Phelps (D&P), an independent third party valuation firm. The estimated valuation represents an increase of $0.59 per share, which is a 6.2% increase in the previous estimated per-share value of $9.50(1).

•                  This recent estimated per-share valuation is positive news for shareholders and demonstrates the results of prudent investment management strategies.

•                  Many factors are contributing to our positive outlook for the overall performance of the REIT.

Dear Shareholder:

We are pleased to inform you that on August 7, 2013, after consultation with our advisor, Behringer Harvard Opportunity Advisors II, LLC, and with Duff & Phelps, LLC, an independent global financial advisory and investment banking firm, the REIT’s board of directors established an estimated per-share valuation of the REIT’s common stock of $10.09. The estimated valuation represents an increase of $0.59 per share, which is a 6.2% increase in the previous estimated per-share value of $9.50.

The new estimated per-share valuation will be reflected immediately in your account value when you access your account records online; it also will be reflected in your account value on your statement for the third quarter of 2013.

The valuation clearly demonstrates the success we have achieved in managing the REIT’s portfolio, consistent with our value-creation objectives. This solid performance reflects favorably on the strength of our strategic investment selection process and asset management practices, as well as our decisive and timely pursuit of asset acquisitions and sales.

Distributions Represent Additional Value Received to Date

The distributions you have received since investing in the REIT constitute additional value that is not represented in the estimated per-share valuation. For example, a shareholder who invested with the REIT on April 1, 2008, the date on which the REIT accepted its first subscriptions, has received total per-share distributions of $2.27 (consisting of $1.77 in regular distributions and a special distribution of $0.50).

Since the REIT’s inception in 2008, it has paid to shareholders approximately $43.4 million in total distributions (including the $13 million special distribution in 2012 and $30.4 million in regular distributions), which equates to approximately 16% of the $265 million in capital raised by the REIT.

Although every shareholder’s situation is unique, the following are two illustrative examples of the returns received by shareholders (including distributions) who invested at the beginning of the offering.

behringerharvard.com
Main:	866.655.3600 (toll-free)
Fax:	866.655.3610 (toll-free)

1930-1	IS-0552

Shareholder Taking Cash Distributions

For a shareholder who invested $1,000 at the beginning of the offering at $10.00 per share and elected to take cash distributions, the implied value of his or her aggregate investment now would be approximately $1,237, which represents appreciation of approximately 23.7% in the value of the account, or a simple annual average return of 4.4%.

Shareholder Electing the Distribution Reinvestment Plan (DRIP)

For a shareholder who invested $1,000 at the beginning of the offering at $10.00 per share and elected to purchase additional shares via the Distribution Reinvestment Program (DRIP) at a discount price of $9.50 per share, the implied value of his or her aggregate investment now would be approximately $1,275, which represents appreciation of 27.5% in the value of the account, or a simple average annual return of 5.1%.

Significant Factors Affecting the Valuation

The estimated share valuation is a result of many factors that have had a significant impact, including the following.

•    The full-cycling of six portfolio investments has generated average annual returns of 25% on a weighted basis.

•           An aggressive, hands-on approach to achieving critical asset management objectives has driven increases in occupancy and improvements in property-level cash flow, increasing the value of the REIT’s portfolio.

•           Innovative deal structures and a dynamic response to market opportunities enabled the REIT to create value. Our investments in financing for the privatization of U.S. Army lodging, the Palms of Monterrey apartments and the Courtyard Kauai hotel in Hawaii are examples of this strategy in action.

This estimated per-share valuation employed established valuation methodologies and industry best practices, in compliance with industry regulations that govern its timing.

The Valuation Process

The board determined the estimated share valuation after consulting with our advisor, Behringer Harvard Opportunity Advisors II, LLC, and with D&P, a global financial advisory and investment banking firm that leverages technical expertise and industry knowledge to deliver objective and independent assessments of value.

The advisor arrived at its recommendation by employing valuation methodologies it deemed as standard and acceptable in the real estate industry for the type of assets and liabilities held by the REIT. D&P reviewed the advisor’s report and executed their own independent analysis of the “as is” estimated values for assets in the REIT’s portfolio.

D&P’s analysis included:

•      review of all relevant operating information, as well as the historical performance and business plans for the REIT

•      appraisal of all properties acquired by the REIT before April 2013

•      review of the REIT’s other net assets and the overall balance sheet

•      evaluation of current market conditions and key market assumptions reflected in property appraisals, and

•      review of the valuation methodology and value allocations for accuracy and completeness.

D&P provided an opinion that the resulting “as is” market value for the REIT’s properties as calculated by D&P, and the other assets and liabilities as valued by the advisor, along with the corresponding net asset value (NAV) valuation methodologies and assumptions used by the advisor to arrive at a recommended value of $10.09 per share as of August 1, 2013, are appropriate and reasonable.

Real estate assets that had significant impact on the REIT’s per-share valuation, due to the amount of equity invested, include the portfolio of Florida medical office buildings, the Courtyard Kauai hotel and the 1875 Lawrence office building in Denver. We expect to further enhance share value by completing the process of fully stabilizing selected assets and by making additional value-creating investments.

The estimated per-share value determined by the REIT’s board of directors is not a GAAP-based measurement of the REIT’s assets less liabilities; it also does not represent the amount at which REIT shares would trade on a national securities exchange or the amount you would obtain if you were to sell your shares or if the REIT liquidated its assets; the proceeds from such actions could be higher or lower than this point-in-time estimated per-share value. We can give no assurance that (i) a shareholder would be able to resell his or her REIT shares at this estimated value, (ii) a shareholder would ultimately realize distributions per-share equal to our estimated value per-share upon liquidation of the REIT’s assets and settlement of its liabilities or a sale of the REIT, (iii) shares of the REIT would trade at the estimated value per-share on a national securities exchange.(2)

Positive Outlook

Although the estimated per-share valuation reflects only a point-in-time perspective, we expect the overall performance and valuation of our current portfolio to remain positive in the near term. Of course, past results are not necessarily indicators of future performance.

We are continuing to evaluate an active pipeline of prospective acquisitions. We generally intend to further stabilize our existing portfolio of assets and prudently invest cash and the proceeds from asset sales into additional value-added opportunities. We will continue to target income-producing acquisitions including multifamily opportunities in states with strong economies, well-located office properties, value-added investments in real estate with in-place cash flow, and selected mezzanine-financing opportunities with an attractive risk/reward profile.

We expect the activities above to bring us closer to our ultimate goal of maximizing returns to you. Any significant improvement in the currently slow pace of economic recovery should also bode well for our future success in achieving the strategic objectives of the REIT.

We are committed to providing you with exceptional account services. If you have any questions about your investment, please contact your financial advisor or call our Shareholder Services department toll-free at 866.655.3650.

Sincerely,

/s/ Robert S. Aisner	/s/ Michael J. O’Hanlon
Robert S. Aisner	Michael J. O’Hanlon
Chairman of the Board	President and Chief Executive Officer

(1) Based on the last price paid to acquire a share in a public offering of $10 per share, as adjusted for the $0.50 per share special distribution paid in May 2012.

(2) For a detailed description of the valuation methodologies used by the REIT and for other limitations related to the estimated valuation, please refer to the report on Form 8-K that was filed with the Securities and Exchange Commission on August 15, 2013; a copy of this report is available without charge at sec.gov or at behringerharvard.com.

Forward-Looking Statements

This letter contains forward-looking statements, including discussion and analysis of the financial condition of the REIT and its subsidiaries and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of our business and industry as of the date of this letter. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,”

“should” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Factors that could cause actual results to differ materially from any forward-looking statements made in this letter include, but are not limited to: market and economic challenges experienced by the U.S. and global economies or the real estate industry as a whole and the local economic conditions in the markets in which our properties are located; our ability to make accretive investments in a diversified portfolio of assets; future changes in market factors that could affect the ultimate performance of our development or redevelopment projects, including without limitation construction costs, plan or design changes, schedule delays, availability of construction financing, performance of developers, contractors and consultants, and growth in rental rates and operating costs; the availability of cash flow from operating activities for distributions, if any; our level of debt and the terms and limitations imposed on us by our debt agreements; the availability of credit generally, and any failure to refinance or extend our debt as it comes due or a failure to satisfy the conditions and requirements of that debt; our ability to secure resident leases at favorable rental rates; our ability to retain our executive officers and other key personnel of our advisor, our property manager and their affiliates; conflicts of interest arising out of our relationships with our advisor and its affiliates; unfavorable changes in laws or regulations impacting our business or our assets; and factors that could affect our ability to qualify as a real estate investment trust.

The forward-looking statements should be read in light of these and other risk factors identified in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission.